Exhibit 99.6

INCREDIMAIL LTD.

CONSENT TO BE NAMED

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the "Securities Act"), I, Gittit Guberman, consent to be named in the Registration Statement on Form F-1/A of IncrediMail Ltd. as a proposed member of the board of director of IncrediMail Ltd.

DATED: January 16, 2006

/s/ Gittit Guberman
Gittit Guberman